EXHIBIT 99.1

PennantPark Investment Corporation Announces Financial Results for the Fourth Quarter and

Fiscal Year Ended September 30, 2023

Miami, Florida — (GLOBE NEWSWIRE – November 15, 2023) — PennantPark Investment Corporation (NYSE: PNNT) announced today financial results for the fourth quarter and fiscal year ended September 30, 2023.

HIGHLIGHTS

Year ended September 30, 2023 - Unaudited

($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)		$1,001.9
Net assets		$502.2
Adjusted net asset value per share (2)		$7.70
Quarterly increase in adjusted net asset value per share (2)		0.4%
GAAP net asset value per share		$7.70
Quarterly decrease in GAAP net asset value per share		(0.3)%

Credit Facility		$206.9
2026 Notes		$147.7
2026-2 Notes		$162.2
Regulatory Debt to Equity		1.05x
Weighted average yield on debt investments at quarter-end		13.0%

	Quarter Ended	Year Ended
	September 30, 2023	September 30, 2023
	(Unaudited)	(Unaudited)
Operating Results:
Net investment income	$15.6	$65.5
Net investment income per share	$0.24	$1.00
Core net investment income per share (3)	$0.24	$0.84
Distributions declared per share	$0.21	$0.76

Portfolio Activity:
Purchases of investments	$61.1	$275.4
Sales and repayments of investments	$138.2	$418.6

PSLF Portfolio data:
PSLF investment portfolio	$804.2	$804.2
Purchases of investments	$56.9	$176.2
Sales and repayments of investments	$52.6	$106.6

1.
Includes investments in PennantPark Senior Loan Fund, LLC ("PSLF"), an unconsolidated joint venture, totaling $164.4 million, at fair value.
2.
This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of unrealized gain on our multi-currency, senior secured revolving credit facility with Truist Bank, as amended, the “Credit Facility." The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
3.
Core net investment income ("Core NII") is a non-GAAP financial measure. The Company believes that Core NII provides useful information to investors and management because it reflects the Company's financial performance excluding one-time or non-recurring investment income and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For the year ended September 30, 2023, Core NII excluded: i) $10.6 million of dividend income related to our equity investment in Dominion Voting Systems; ii) $3.1 million of accelerated amortization income with early repayment of one of our loans; iii) $0.6 million of non-recurring divided from PennantPark-TSO Senior Loan Fund II, LP, iv) $1.8 million of accrued excise taxes, and an addback of $2.2 million of incentive fee expenses.

CONFERENCE CALL AT 12:00 P.M. EST ON NOVEMBER 16, 2023

PennantPark Investment Corporation (“we,” “our,” “us” or the “Company”) will also host a conference call at 12:00 p.m. (Eastern Time) on Thursday, November 16, 2023 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 394-8218 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8193. All callers should reference conference ID #8396733 or PennantPark Investment Corporation. An archived replay will also be available on a webcast link located on the Home page of the Investor section of PennantPark’s website.

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased to announce another quarter of solid performance from both a NAV and Net Investment Income perspective. Earnings are in excess of our dividend by a healthy margin,” said Arthur Penn, Chairman and CEO. “Our earnings stream continues to be robust due to strong credit performance and the excellent returns generated by our PSLF Joint Venture."

As of September 30, 2023, our portfolio totaled $1,001.9 million, which consisted of $527.7 million of first lien secured debt, $80.4 million of second lien secured debt, $156.2 million of subordinated debt (including $102.3 million in PSLF) and $237.6 million of preferred and common equity (including $62.1 million in PSLF). Our debt portfolio consisted of 95% variable-rate investments and 5% fixed-rate investments. As of September 30, 2023, we had one portfolio company on non-accrual, representing 1.2% and zero of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2023, the portfolio had net unrealized depreciation of $16.3 million. Our overall portfolio consisted of 129 companies with an average investment size of $7.8 million, and a weighted average yield on interest bearing debt investments of 13.0%.

As of September 30, 2022, our portfolio totaled $1,226.3 million and consisted of $631.0 million of first lien secured debt, $129.9 million of second lien secured debt, $141.3 million of subordinated debt (including $88.0 million in PSLF) and $324.1 million of preferred and common equity (including $51.1 million in PSLF). Our interest bearing debt portfolio consisted of 96% variable-rate investments and 4% fixed-rate investments. As of September 30, 2022, we had one portfolio company on non-accrual, representing 1.2% and zero percent of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2022, the portfolio had net unrealized depreciation of $75.7 million. Our overall portfolio consisted of 123 companies with an average investment size of $10.0 million, and a weighted average yield on interest bearing debt investments of 10.8%.

For the three months ended September 30, 2023, we invested $61.1 million in two new and 31 existing portfolio companies at a weighted average yield on debt investments of 12.3%. For the three months ended September 30, 2023, sales and repayments of investments totaled $138.2 million, including $47.6 million of sales to PSLF. For the year ended September 30, 2023, we invested $275.4 million in 17 new and 69 existing portfolio companies at a weighted average yield on debt investments of 12.0%. For the year ended September 30, 2023, sales and repayment totaled $418.6 million, including $127.8 million of sales to PSLF.

For the three months ended September 30, 2022, we invested $134.4 million in five new and 27 existing portfolio companies at a weighted average yield on debt investments of 10.2%. Sales and repayments of investments for the three months ended September 30, 2022 totaled $175.6 million, including $143.9 million of sales to PSLF. For the year ended September 30, 2022, we invested $933.8 million in 40 new and 122 existing portfolio companies at a weighted average yield on debt investments of 8.4%. Sales and repayment of investments for the year ended September 30, 2022 totaled $911.6 million, including $395.3 million of sales to PSLF.

PennantPark Senior Loan Fund, LLC

As of September 30, 2023, PSLF’s portfolio totaled $804.2 million, consisted of 90 companies with an average investment size of $8.9 million and had a weighted average yield on debt investments of 12.1%.

As of September 30, 2022, PSLF's portfolio totaled $730.1 million, consisted of 80 companies with an average investment size of $9.1 million and had a weighted average yield on debt investments of 9.4%.

For the three months ended September 30, 2023, PSLF invested $56.9 million (including $47.6 million purchased from the Company) in five new and 18 existing portfolio companies at a weighted average yield on debt investments of 11.8%. PSLF’s sales and repayments of investments for the same period totaled $52.6 million. For the year ended September 30, 2023, PSLF invested $176.2 million (including $127.8 million purchased from the Company) in 21 new and 23 existing portfolio companies at a weighted average yield on debt investments of 11.8%. PSLF's sales and repayments of investments for the same period totaled $106.6 million.

For the three months ended September 30, 2022, PSLF invested $152.6 million (including $143.9 million purchased from the Company) in 10 new and nine existing portfolio companies at a weighted average yield on debt investments of 8.5%. PSLF’s sales and repayments of investments for the same period totaled $27.5 million. For the year ended September 30, 2022, PSLF invested $431.2 million (including $395.3 million purchased from the Company) in 39 new and 28 existing portfolio companies at a weighted average yield on debt investment of 7.8%. PSLF's sales and repayments of investments for the same period totaled $100.5 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations during the three months and year ended September 30, 2023 and 2022.

Investment Income

For the three months and year ended September 30, 2023, investment income was $34.0 million and $145.4 million, respectively, which was attributable to $24.5 million and $97.2 million from first lien secured debt, $2.9 million and $13.8 million from second lien secured debt, $1.3 million and $4.7 million from subordinated debt and $5.4 million and $29.7 million from preferred and common equity, respectively. For the three months and year ended September 30, 2022, investment income was $28.9 million and $105.0 million, respectively, which was attributable to $22.2 million and $74.4 million from first lien secured debt, $3.3 million and $17.0 million from second lien secured debt, $1.1 million and $3.7 million from subordinated debt and $2.4 million and $9.9 million from preferred and common equity, respectively. The increase in investment income compared to the same periods in the prior year was primarily due to an increase in SOFR base rates.

Expenses

For the three months and year ended September 30, 2023, expenses totaled $18.4 million and $79.8 million, respectively, and were comprised of $9.0 million and $39.4 million of debt related interest and expenses, $3.9 million and $16.5 million of base management fees, $3.3 million and $13.9 million of incentive fees, $1.6 million and $5.7 million of general and administrative expenses and $0.7 million and $4.3 million of provision for excise taxes. For the three months and year ended September 30, 2022, expenses totaled $19.7 million and $61.0 million, respectively, and were comprised of $13.7 million and $33.8 million of debt related interest and expenses, $4.9 million and $19.8 million of base management fees, zero and $2.7 million of incentive fees, $1.0 million and $3.9 million of general and administrative expenses and $0.2 million and $0.8 million of provision for excise taxes, respectively. The increase in expenses over the prior year was primarily due to an increase in debt related interest and other financing expenses and an increase in incentive fees.

Net Investment Income

For the three months and year ended September 30, 2023, net investment income totaled $15.6 million and $65.5 million, or $0.24 per share and $1.00 per share, respectively. For the three months and year ended September 30, 2022, net investment income totaled $9.2 million and $43.9 million, or $0.14 per share and $0.66 per share, respectively. The increase in net investment income per share compared to the prior year was primarily due to an increase in investment income.

Net Realized Gains or Losses

For the three months and year ended September 30, 2023, net realized gains (losses) totaled $(5.2) million and $(156.8) million, respectively. For the three months and year ended September 30, 2022 net realized gains (losses) totaled $(38.7) million and $34.8 million, respectively. The change in realized gains or losses was primarily due to changes in the market conditions of our investments and the values at which they were realized, primarily due to realization of RAM Energy Holdings LLC, and the fluctuations in the market and in economy.

Unrealized Appreciation or Depreciation on Investments and Debt

For the three months ended and year ended September 30, 2023, net change in unrealized appreciation (depreciation) on investments was $2.5 million and $59.6 million, respectively. For the three months and year ended September 30, 2022, net change in unrealized appreciation (depreciation) on investments was $(11.0) million and $(110.0) million, respectively. As of September 30, 2023 and September 30, 2022, our net unrealized appreciation (depreciation) on investments totaled $(16.3) million and $(75.7) million, respectively. The net change in unrealized appreciation or depreciation on our investments for the year ended September 30, 2023 compared to the prior year was primarily due to changes in the capital market of our investments and the value at which they were realized, as well as due to the realization of RAM Energy Holdings LLC and the fluctuation in the market and in the economy.

For the three months and year ended September 30, 2023, our Credit Facility had a net change in unrealized (appreciation) depreciation of $(1.3) million and $(3.8) million, respectively. For the three months and year ended September 30, 2022, the Credit Facility had a net change in unrealized (appreciation) depreciation of $(1.7) million and $7.5 million, respectively. As of September 30, 2023 and September 30, 2022, the net unrealized depreciation on the Credit Facility totaled $5.5 million and $9.2 million, respectively. The net change in unrealized appreciation or depreciation compared to the same periods in the prior year was primarily due to changes in the capital markets.

Net Increase (Decrease) in Net Assets Resulting from Operations

For the three months and year ended September 30, 2023, net increase (decrease) in net assets resulting from operations totaled $12.3 million and $(33.8) million, or $0.19 per share and $(0.52) per share, respectively. For the three months and year ended September 30, 2022, net increase (decrease) in net assets resulting from operations totaled $(34.9) million and $(24.7) million, or $(0.52) and $(0.37) per share, respectively. The increase or decrease for the year ended September 30, 2023 compared to the prior year was primarily due to depreciation of the portfolio primarily driven by changes in market conditions.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from cash flows from operations, including income earned, proceeds from investment sales and repayments and proceeds of securities offerings and debt financings. Our primary use of funds from operations includes investments in portfolio companies and payments of interest expense, fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives and operations.

As of September 30, 2023 and 2022, we had $212.4 million and $385.9 million in outstanding borrowings under the Credit Facility, respectively, and the weighted average interest rate was 7.7% and 5.3%, respectively. As of September 30, 2023 and 2022, we had $262.6 million and $114.1 million of unused borrowing capacity under the Credit Facility, respectively, subject to leverage and borrowing base restrictions.

As of September 30, 2023 and 2022, we had cash and cash equivalents of $134.4 million and $52.7 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to allow us to effectively operate our business.

For the year ended September 30, 2023, our operating activities provided cash of $320.7 million and our financing activities used cash of $239.2 million. Our operating activities provided cash primarily due to our investment activities and our financing activities used cash primarily to fund repayments under the Credit Facility.

For the year ended September 30, 2022, our operating activities used cash of $19.4 million, and our financing activities provided cash of $52.0 million. Our operating activities used cash primarily due to our investment activities and our financing activities provided cash primarily due to net repayment under the Credit Facility and SBA debentures and proceeds from our 2026-2 Notes.

DISTRIBUTIONS

During the three months and year ended September 30, 2023, we declared distributions of $0.21 and $0.76 per share, for total distributions of $13.7 million and $49.6 million, respectively. For the three and year ended September 30, 2022, we declared distributions of $0.15 and $0.56 per share, for total distributions of $9.8 million and $36.6 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

RECENT DEVELOPMENTS

For the period subsequent to September 30, 2023 through November 10, 2023, we invested $126.7 million in 4 new and 19 existing portfolio companies at a weighted average yield on debt investments of 11.9%.

AVAILABLE INFORMATION

The Company makes available on its website its annual report on Form 10-K filed with the SEC and stockholders may find the report on our website at www.pennantpark.com.

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(In thousands, except share data)

	September 30, 2023 (Unaudited)	September 30, 2022
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost—$716,987 and $882,513, respectively)	$731,058	$932,155
Non-controlled, affiliated investments (amortized cost—$55,787 and $37,612, respectively)	54,771	34,760
Controlled, affiliated investments (amortized cost—$245,386 and $381,904, respectively)	216,068	259,386
Total investments (amortized cost—$1,018,160 and $1,302,029, respectively)	1,001,897	1,226,301
Cash and cash equivalents (cost—$134,454 and $52,844, respectively)	134,427	52,666
Interest receivable	6,818	3,593
Receivable for investments sold	-	29,494
Distribution receivable	5,079	2,420
Prepaid expenses and other assets	4,656	4,036
Total assets	1,152,877	1,318,510
Liabilities
Payable for cash equivalents purchased	99,768	—
Payable for investment purchased	180	—
Distributions payable	13,697	9,784
Truist Credit Facility payable, at fair value (cost—$212,420 and $385,920, respectively)	206,940	376,687
2026 Notes payable, net (par— $150,000)	147,669	146,767
2026 Notes-2 payable, net (par— $165,000)	162,226	161,373
SBA debentures payable, net (par—zero and $20,000, respectively)	—	19,686
Base management fee payable	3,915	4,849
Incentive fee payable	3,310	—
Interest payable on debt	6,231	6,264
Accounts payable and accrued expenses	6,754	6,639
Deferred tax liability	—	896
Total liabilities	650,690	732,945
Commitments and contingencies
Net assets
Common stock, 65,224,500 shares issued and outstanding, Par value $0.001 per share and 100,000,000 shares authorized	65	65
Paid-in capital in excess of par value	746,466	748,169
Accumulated deficit	(244,344)	(162,669)
Total net assets	$502,187	$585,565
Total liabilities and net assets	$1,152,877	$1,318,510
Net asset value per share	$7.70	$8.98

PENNANTPARK INVESTMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Three Months Ended September 30,		Year Ended September 30,
	2023 (Unaudited)	2022	2023 (Unaudited)	2022
Investment income:
From non-controlled, non-affiliated investments:
Interest	$21,240	$21,022	$93,420	$66,995
Payment-in-kind	1,221	434	1,236	4,505
Dividend Income	1,028	—	13,945	—
Other income	888	411	2,316	8,461
From non-controlled, affiliated investments:
Interest	—	1,361	73	1,361
Payment-in-kind	308	—	625	—
From controlled, affiliated investments:
Interest	4,527	3,283	15,425	10,586
Payment-in-kind	446	—	2,596	3,983
Dividend Income	4,386	2,420	15,730	9,075
Total investment income	34,044	28,931	145,366	104,966
Expenses:
Base management fee	3,915	4,850	16,549	19,827
Incentive fee	3,310	—	13,901	2,657
Interest and expenses on debt	8,953	8,638	39,408	28,760
Administrative services expenses	469	250	1,843	1,000
General and administrative expenses	1,129	723	3,837	2,892
Expenses before provision for taxes and financing costs	17,776	14,461	75,538	55,136
Provision for taxes on net investment income	663	200	4,295	800
Credit facility amendment and debt issuance costs	—	5,087	—	5,087
Total expenses	18,439	19,748	79,833	61,023
Net investment income	15,605	9,183	65,533	43,943
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments and debt:
Non-controlled, non-affiliated investments	(2,676)	(38,585)	(18,418)	(31,382)
Non-controlled and controlled, affiliated investments	—	—	(133,098)	75,243
Debt extinguishment	—	(121)	(289)	(2,922)
Provision for taxes on realized gain on investments	(2,535)	—	(4,952)	(6,183)
Net realized gain (loss) on investments and debt	(5,211)	(38,706)	(156,757)	34,756
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(1,928)	10,485	(35,440)	(182,863)
Non-controlled and controlled, affiliated investments	4,400	(21,438)	95,034	72,819
Provision for taxes on unrealized appreciation (depreciation) on investments	680	7,231	1,576	(896)
Debt appreciation (depreciation)	(1,279)	(1,682)	(3,753)	7,501
Net change in unrealized appreciation (depreciation) on investments and debt	1,873	(5,404)	57,417	(103,439)
Net realized and unrealized gain (loss) from investments and debt	(3,338)	(44,110)	(99,340)	(68,683)
Net increase (decrease) in net assets resulting from operations	$12,267	$(34,927)	$(33,807)	$(24,740)
Net increase (decrease) in net assets resulting from operations per common share	$0.19	$(0.52)	$(0.52)	$(0.37)
Net investment income per common share	$0.24	$0.14	$1.00	$0.66

ABOUT PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation is a business development company which invests primarily in U.S. middle-market companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. PennantPark Investment Corporation is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, managing $6.8 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS AND OTHER

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Investment Corporation files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC. PennantPark Investment Corporation undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

The Company is completing its assessment of the effectiveness of its internal control over financial reporting as of September 30, 2023. Based on currently available information, the Company expects to report certain material weaknesses in internal control over financial reporting in Item 9A of its Annual Report on Form 10-K for the fiscal year ended September 30, 2023 (the "2023 Annual Report"). The material weaknesses identified to date relate to the control environment over the Company's review process of its cash and par reconciliations and its interest income analysis. The material weaknesses are not expected to impact the accuracy of the Company's financial statements to be reported in the 2023 Annual Report. Because the Company has not completed the preparation of its consolidated financial statements for the year ended September 30, 2023, the preliminary unaudited results presented in the press release as of and for the fourth quarter and year ended September 30, 2023 are based on current expectations and are subject to adjustment.

Contact:	Richard T. Allorto, Jr.
PennantPark Investment Corporation
(212) 905-1000
www.pennantpark.com